 FOR IMMEDIATE RELEASE

Contact Information:

Wayne W. Byers
(770) 805-6873
wbyers@ebank.com

ebank.com, Inc. Announces Closing of
Loan Production Office in Columbia, MD

            ATLANTA, GA, October 29, 2002 -- ebank.com, Inc. (OTC BB: EBDC.OB) announced today that the Columbia, MD loan production office of ebank, ebank.com's federal savings bank subsidiary, will discontinue operations on November 30, 2002. This office was established to originate home mortgages and home equity loans for sale in the secondary market. The decision to discontinue operations was made after consultations with the OTS. The bank does not anticipate incurring any loss in connection with discontinuing the loan production office operations.

            Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

            Based in Atlanta, GA, ebank.com, Inc., a unitary thrift holding company, serves the financial needs of both retail and small business customers nationwide through its Atlanta-based banking center and the Internet. The company's subsidiary thrift, ebank, provides a broad array of financial products and services to its small business and retail customers, including checking accounts, money markets, CDs, ATM cards, equipment leasing, home loans, commercial loans, credit cards and bill payment services. For more information, visit www.ebank.com.